Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 33‑43123, No. 033‑60467 and No. 333‑188707) of SVB Financial Group of our report dated June 23, 2014, with respect to the statements of net assets available for benefits of the SVB Financial Group 401(k) and Employee Stock Ownership Plan as of December 31, 2013, and 2012, the related statements of changes in net assets available for benefits for the years ended December 31, 2013, and 2012 and the related supplemental Schedule H, Line 4i - schedule of assets (held at end of year) as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11‑K of the SVB Financial Group 401(k) and Employee Stock Ownership Plan.

/s/ MOSS ADAMS LLP
MOSS ADAMS LLP

Campbell, California
June 23, 2014